Exhibit 10.17
March 3, 2006
Coconut Palm Acquisition Corp.
595 South Federal Highway, Suite 600
Boca Raton, FL 33432
Attention: Richard C. Rochon
Ladies and Gentlemen:
     This is to confirm the engagement of Morgan Joseph & Co. Inc. (“MJ”) to render financial advisory and investment banking services to your Company (the “Company”) in connection with its possible acquisition (the “Acquisition”) directly or through an affiliate, of substantially all of the assets or stock of an initial platform company (the “Target”). In that connection, MJ will:
     (i) familiarize itself to the extent it deems appropriate and feasible with the business, operations, properties, financial condition, management and prospects of the Target, it being understood that MJ shall, in the course of such familiarization, rely entirely upon information as may be supplied by the Company and by the Target without independent investigation;
     (ii) if requested, advise and assist the Company with respect to the Acquisition in developing a strategy for marketing and positioning the Acquisition to the Company’s shareholders, including (x) the possible price or price range that might reasonably be offered by the Company, (y) the nature and terms of the consideration to be offered and (z) other terms and conditions in connection with the Acquisition;
     (iii) advise and assist management of the Company in making appropriate presentations to the Company’s shareholders concerning the Acquisition, if requested by the Company; and
     (iv) render such other financial advisory and investment banking services as may from time to time be agreed upon by MJ and the Company.
     If during the term of this engagement or within twelve months after the termination of MJ’s engagement hereunder an Acquisition is consummated, then MJ shall be paid a cash fee at the closing of the Acquisition equal to $1,000,000.
     In addition to any fees payable hereunder, MJ shall be reimbursed by the Company on a monthly basis for its out-of-pocket expenses (including legal fees and disbursements) in connection with this engagement without regard to whether an Acquisition is consummated.

Richard C. Rochon
March 3, 2006

     The Company agrees to indemnify MJ and certain other entities and persons as set forth in Schedule A attached hereto and incorporated by reference into this agreement.
     This engagement shall continue in effect until March 3, 2007 or upon such date as mutually agreed upon by the Company and MJ, except that the indemnification agreement referred to above and set forth in Schedule A attached and the provisions of the paragraphs hereof regarding compensation and reimbursement shall survive the term of this engagement.
     This letter agreement contains the entire agreement between you and us concerning our engagement by you, and no modifications of this agreement or waiver of the terms and conditions hereof will be binding upon you or us, unless approved in writing by each of you and us. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws. The Company irrevocably and unconditionally submits to the exclusive jurisdiction of any State or Federal court sitting in New York City over any action, suit or proceeding arising out of or relating to this letter agreement. The Company irrevocably and unconditionally waives any objection to the laying of venue of any such action, suit or proceeding brought in any such court and any claim that any such action, suit or proceeding has been brought in an inconvenient forum. Each of Morgan Joseph and the Company (on its own behalf and, to the extent permitted by law, on behalf of its shareholders) waives any right to trial by jury in any action, suit or proceeding arising out of or relating to this letter agreement.
     Please confirm that the foregoing is in accordance with your understandings and agreements with MJ by signing and returning to us the duplicate of this letter enclosed herewith.

Very truly yours, MORGAN JOSEPH & CO. INC.
By:	/s/ Roger T. Briggs, Jr.
Roger T. Briggs, Jr.
Vice Chairman

CONFIRMED AND AGREED: COCONUT PALM ACQUISITION CORP.
By:	/s/ Richard C. Rochon
Richard C. Rochon
Chairman and Chief Executive Officer

Richard C. Rochon
March 3, 2006

SCHEDULE A
     This Schedule A is incorporated by reference into Morgan Joseph & Co. Inc.’s engagement letter dated March 3, 2006 (the “Engagement Letter”) with Coconut Palm Acquisition Corp. (the “Company”) in connection with the matter or matters described in such Engagement Letter.
     The Company agrees to indemnify and hold harmless Morgan Joseph and its affiliates and their respective directors, managers, officers, employees, agents and controlling persons (each, with Morgan Joseph, an “Indemnified Person”) from and against all losses, claims, damages, liabilities or expenses (or actions or proceedings, including security holder actions or proceedings, in respect thereof), joint and several, related to or arising out of such engagement or the rendering of additional services by Morgan Joseph as requested by the Company that are related to the services rendered under the Engagement Letter, or Morgan Joseph’s role in connection therewith (collectively, a “Claim” and/or “Loss”), and will reimburse each Indemnified Person promptly for all expenses (including counsel fees and expenses) as they are incurred by an Indemnified Person in connection with the investigation of, preparation for, or defense of any pending or threatened Claim, or any such action or proceeding arising therefrom, whether or not such Indemnified Person is a formal party to any such lawsuit or other proceeding (“Proceeding”) and whether or not such Proceeding is initiated by or brought on the Company’s behalf.
     An Indemnified Person is not entitled to the foregoing indemnification to the extent such Claim is finally judicially determined to have resulted from such Indemnified Person’s gross negligence or willful misconduct.
     The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any person asserting claims on the Company’s behalf or in the Company’s right for or in connection with such engagement, except to the extent that such Claim is finally judicially determined to have resulted from such Indemnified Person’s gross negligence or willful misconduct. In no event, regardless of the legal theory advanced, shall any Indemnified Person be liable for any consequential, indirect or incidental or special damages of any nature.
     If the indemnity or reimbursement referred to above is, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold each Indemnified Person harmless, the Company agrees to contribute to amounts paid or payable by an Indemnified Person in respect of such Indemnified Person’s Losses so that each Indemnified Person ultimately bears only a portion of such Losses as is appropriate (i) to reflect the relative benefits received by each such Indemnified Person, respectively, on the one hand and the Company (and the Company security holders) on the other hand, or (ii) if the allocation on that basis is not permitted by applicable law, to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of each such Indemnified Person, respectively, and the Company as well as any other relevant equitable considerations; provided, however, that in no event shall the aggregate contribution of all Indemnified Persons to all Losses exceed the amount of the fee actually received by Morgan Joseph pursuant to the Engagement Letter.
     The Company agrees that without Morgan Joseph’s prior written consent the Company will not enter into any settlement or compromise of, or consent to, any judgment in a Proceeding arising out of the transactions contemplated by the Engagement Letter and in which Morgan Joseph or any other Indemnified Person could reasonably be likely to be an actual or potential party to such Proceeding, unless such settlement, compromise or judgment (i) includes an explicit and unconditional release from

Richard C. Rochon
March 3, 2006

the party bringing such Proceeding of all Indemnified Persons from all liability arising therefrom and (ii) the amount involved in any such settlement, compromise, consent or termination is paid in full directly by the Company or on behalf of the Company, and such compromise settlement, consent or termination does not (x) acknowledge any liability of or wrongdoing by an Indemnified Person, (y) adversely affect the business of an Indemnified Person, or (z) limit the future conduct of an Indemnified Person whether by injunction, consent decree or other decree or otherwise.
     Promptly after an Indemnified Person’s receipt of notice of the commencement of any Proceeding, an Indemnified Person shall notify the Company in writing of the commencement thereof, but omission so to notify the Company will not relieve the Company from any liability which the Company may have to such Indemnified Person, except the Company’s obligations to indemnify to the extent that the Company suffers actual prejudice as a result of such failure, but shall not relieve the Company from the Company’s obligation to provide reimbursement of expenses (including counsel fees and expenses). The Company further agrees that the Indemnified Persons are entitled to retain separate counsel of their choice in connection with any of the matters in respect of which indemnification, reimbursement or contribution may be sought under this Agreement, and the reasonable fees and expenses of such counsel shall be included in the indemnification hereunder.
     The Company will pay to Morgan Joseph and each Indemnified Person, in addition to the other fees and expenses payable to it, the charges as incurred and as reasonably determined by Morgan Joseph for any time of any officers, directors or employees of Morgan Joseph devoted to appearing and preparing to appear as witnesses, assisting in preparation for hearings, trials or pretrial matters or otherwise with respect to hearings, trials, pretrial matters and other proceedings in any way relating to, or referred to in, or arising out of the Engagement Letter or Morgan Joseph’s role in connection therewith. The Company will also pay the fees and expenses of the Indemnified Person’s counsel in connection with the matters referred to in this paragraph.
     The foregoing shall be in addition to any rights that Morgan Joseph may have at common law or otherwise. The Engagement Letter including this Schedule A shall be binding upon and inure to the benefit of Company’s successors, assigns, heirs, and personal representatives, and upon Morgan Joseph and any other Indemnified Person and their respective successors, assigns, heirs and personal representatives.
     It is understood that, in connection with Morgan Joseph’s engagement, Morgan Joseph may also be requested to act for the Company in one or more additional capacities, and that the terms of any such additional engagement may be embodied in one or more separate written or oral agreements. The obligations set forth in this Schedule A shall apply to each of Morgan Joseph’s engagements by the Company and any modification of any of such engagements, and shall remain in full force and effect following their completion or termination.
     The provisions of this Schedule A may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of New York. The Company hereby consents to personal jurisdiction and service and venue in any court in which any claim which is subject to the provisions of this Schedule A is brought against an Indemnified Person. MORGAN JOSEPH HEREBY AGREES, AND THE COMPANY HEREBY AGREES FOR ITSELF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF THE COMPANY’S SECURITYHOLDERS, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING OUT OF THIS ENGAGEMENT LETTER, INCLUDING THE PROVISIONS OF THIS SCHEDULE A, OR MORGAN JOSEPH’S PERFORMANCE THEREUNDER.